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                            FIRST AMENDMENT TO LEASE

            THIS FIRST AMENDMENT TO LEASE is made as of October 15, 1997, by CARRAMERICA REALTY, L.P., a Delaware limited partnership ("Landlord"), and TIME WARNER COMMUNICATIONS HOLDINGS INC.. a Delaware corporation ("Tenant").

                                    RECITALS

               Quebec Court Joint Venture No. 2, as landlord, and Intelligent Advanced Systems, Inc., as tenant, entered into a Lease dated June 3, 1994 (the "Lease") for the premises commonly known as Quebec Court I, 5700 South Quebec Street, Englewood, Colorado.

               Landlord (as successor to Quebec Court Joint Venture No. 2 under the Lease), Ingram Micro Inc. (as successor to Intelligent Advanced Systems, Inc. under the Lease), and Tenant have entered into an Agreement for Assignment of Lease of this date pursuant to which Ingram Micro Inc. has assigned its interest in the Lease to Tenant effective October 1, 1997.

               Landlord and Tenant wish to extend the Lease Term (as that term is defined in the Lease) and to amend the Lease in other respects effective October 1, 1997. Accordingly, they agree:

            1. Amendment of Paragraph 1.

               a. Paragraph 1.A is amended to read:

               A. "Leased Premises" shall mean the building (consisting of 3 floors) shown as such on Exhibit A attached hereto and made a part hereof.

               b. Paragraph 1.D is amended to read:

               D. "Lease Term" shall mean the period beginning on the Lease
            Commencement Date and ending on March 31, 2005.

               c. Paragraph 1.E is amended by the addition of this text at the end:

--------------------------------------------------------------------------------
Period                 Monthly          Annual Rent Per            Square Feet
                       Rent             Square Foot

--------------------------------------------------------------------------------
 1/1/02-12/31/02       $184,166.67      $17.00                     130,000
 1/1/03- 3/31/05       $195,000         $18.00                     130,000

--------------------------------------------------------------------------------

               d. Paragraph 1.F is amended to read:

               F. "Tenant's Total Square Footage" shall mean 130,000 Rentable
            Square Feet (RSF). "Tenant's Pro Rata Share" shall mean one hundred per cent 100%.

               e. Paragraph 1.H is amended to read:




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               H. "The Broker of Record" shall mean Trammell Crow Denver, Inc., as Tenant's agent, with respect to this First Amendment. There is no broker or agent working on behalf of Landlord for any purpose at this time.

               f. Paragraph 1.I is amended to read:

               I. During the term of the Lease, including any renewal or
            extension, Tenant shall have the exclusive right, at no cost to Tenant, except as otherwise noted herein, to use the entire parking area of the Building, except those spaces designated for the use of Condo Unit A ("Condo Unit A" being the fourth level of the building, which is not subject to the Lease), subject to the rights of Landlord, as noted below, to relocate all or any portion of Tenant's parking during any period of construction of a parking garage on that portion of the Building parking area indicated by crosshatching on Exhibit M attached hereto.

            2. Deletion of Paragraph 2.D. Paragraph 2.D is deleted.

            3. Amendment of Paragraph 3A. Paragraph 3.A is amended by the deletion of the third paragraph of Paragraph 3.A, commencing with, "If the Tenant is ever required to pay taxes."

            4. Amendment of Paragraph 3.B. Paragraph 3.B is amended to read:

               B. In addition to Rent, Tenant shall pay Tenant's Pro Rata Share of Building Operating Costs" in excess of $6.00 per rentable square foot. Building Operating Costs shall mean all reasonable expenses, costs and disbursements, which Landlord shall pay or accrue because of, or in connection with, the management (but management fees will not exceed 4% of annual Rent), maintenance, repair, insurance and operation of the Building, with books and records kept in accordance with GAAP, including, but not limited to: real estate taxes, assessments and special assessments, payment of which shall be spread over the longest period permitted by the taxing authority; use, sales, or any other taxes (except income taxes) based on rents; personal property taxes on personal property used in the operation of the Building; Landlord's insurance, as described in Paragraph 6 below; utilities not separately metered to individual tenants; costs of any capital improvements which are primarily intended to reduce Building Operating Costs or improve safety, and those made to keep the Building in compliance with governmental requirements applicable from time to time (collectively, "Included Capital Items"); maintenance and repairs of Common Areas; costs of roof renovation (which shall be amortized over its expected life); janitorial service; operating supplies; property management; Building Services; snow removal; landscaping; costs of leasing or amortizing plants, shrubs, trees, or flowers utilized in the Common Areas and normal maintenance thereof; rubbish removal; tools and equipment used for the daily operation of the Building; air conditioning and heating, elevator repair and maintenance, repair, resurfacing and restriping of parking areas; repair and replacement of car stops and signage; security; and wages, payroll taxes, welfare and disability benefits reasonably incurred in the operation of the Building.

               Building Operating Costs, which shall include roof renovation, resurfacing of parking areas, Included Capital Expenses, life safety systems requested by Tenant, and no other capital improvements, shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and






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            such amortized costs are to be included in Building Operating
            Costs for that portion of the useful life of such item which falls within the term of the Lease. If capital improvements which are primarily intended to reduce Building Operating Costs are undertaken by Landlord without the agreement or consent of Tenant, such capital improvements shall be included in Building Operating Costs only to the extent of any demonstrated savings in Building Operating Costs.

               Notwithstanding anything to the contrary contained in the Lease, exclusions to costs incurred in the operation of the Building are:

               1. Interest, principal, or other payments on account of any indebtedness that is secured by any encumbrance on any part of the Property, rental or other payments under any ground lease, or payments in the nature of returns on or of equity of any kind.

               2. Costs of selling, syndicating, financing, mortgaging, or hypothecating any part of or interest in the Property.

               3. Franchise or income taxes imposed on Landlord.

               4. Depreciation, reserves of any kind, including replacement reserves and reserves for bad debts or lost rent.

               5. Landlord's rental and other occupancy costs.

               6. Wages and salaries (including employee benefits) of executive or other personnel above the grade of Director of Operations.

               7. Landlord's overhead costs, including salaries, benefits and associated payroll taxes, equipment, supplies, accounting and legal fees and other administrative costs associated with Landlord's business other than those directly related to operation and maintenance of the Building.

               8. Costs of employee training and development, seminars, conventions, club memberships and dues, meals (unless required by a collective bargaining agreement) and entertainment of any kind, food, coffee, sodas and bottled water.

               9. Fees or other costs for professional services provided by lawyers, space planners, architects, engineers, and other similar professional consultants, real estate commissions, and marketing and advertising expenses incurred with regard to leasing the Building or portions thereof.

               10. Costs of defending or prosecuting litigation with any party, including tenants,





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               mortgagees, or others, unless a favorable judgment would reduce or avoid an increase in Building Operating Costs, or unless the litigation is to enforce compliance with Building Rules or other standards or requirements for the general benefit of tenants in the Building, or unless Landlord has proceeded in a manner in which a prudent Landlord in similar circumstances would have proceeded in connection with such litigation.

               11. Costs incurred as a result of Landlord's violation of any lease, contract, law, or ordinance, including fines and penalties, unless Landlord has proceeded in a manner in which a prudent landlord in similar circumstances would have proceeded.

               12. Late charges, interest or penalties of any kind for late or other improper payment of any public or private obligation, including ad valorem taxes.

               13. Costs for which Landlord receives reimbursement from any sources, including costs covered by proceeds of insurance, condemnation awards, or court judgments, amounts specifically billed to or payable by individual tenants, costs covered by any manufacturer's, contractor's or other warranty, or any other cost for which Landlord is entitled to reimbursement.

               14. Costs related to any building or land not included in the Leased Premises, including any allocation of costs incurred on a shared basis, such as centralized accounting, unless the allocation is made on a reasonable and consistent basis that fairly reflects the share of such costs reasonably attributable to the Building.

               15. The part of any cost or other sum paid to any affiliate of Landlord or to any other party that may materially exceed the fair market price or cost generally payable for comparable goods or services in the area.

               16. The cost of any electric current reimbursed directly to Landlord by any tenant through metering or any other means.

               17. The cost of correcting defects in new capital improvements in the Building, parking garage (if constructed) or other part of the Demised Premises for one year after the completion of construction of such capital improvements.

               18. Capital improvements (other than Included Capital Items or other items which may be capital improvements, such as roof renovations and parking lot resurfacing, which are permitted under Paragraph 3B) and tenant improvements costs.





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               19. The cost of new art work.

            5. Amendment of Paragraph 5. A new paragraph is added to the end of Paragraph 5 to read:

            Tenant may from time to time require that any services and goods whose cost is included in Building Operating Costs be provided by a reputable, capable supplier or vendor designated by Tenant for Landlord's approval which shall not be unreasonably withheld, conditioned or delayed. Landlord will not add overhead charges to the costs of goods or services provided to Tenant unless the provision of such good or service is made at Tenant's request and the overhead charge is disclosed to Tenant before the cost is incurred.

            6. Amendment of Paragraph 6.

               a. Paragraph 6.A(2) is hereby amended to read:

                  (2) Comprehensive public liability insurance (including bodily injury and property damage insurance) for the Building with a combined single limit for property damage and bodily injury of $2,000,000 per occurrence; and

               b. Paragraph 6.B(1) is hereby amended as follows: The phrase
            "Landlord's damage to property" is deleted from line 4 thereof;

               c. Paragraph 6.B(2) is hereby amended as follows

                  (I) by the deletion of 'Workmen's" and the substitution of "Workers" in its place in the first line thereof; and

                  (Ii) by the addition, at the end of the last sentence of the paragraph which begins, "Landlord's and Landlord's mortgagee," of the following phrase: "except in the case of Landlord's gross or sole negligence."

            7. Amendment of Paragraph 10. These provisions are added at the end of Paragraph 10:

               At its expense, Tenant may make alterations or improvements to the Building and the systems only with Landlord's prior consent, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord will be deemed to be acting reasonably in withholding its consent for any improvements or alterations which impact base structural components or systems of the Building, are visible from the exterior of the Building, or are visible on the roof of the Building, unless screened.

               Tenant will have the right to select and contract with its own designers, architects, contractors and vendors subject to Landlord's approval which Landlord will not unreasonably withhold, delay or condition.

               Tenant shall reimburse Landlord for actual costs incurred for review of the plans and all other items submitted by Tenant for Landlord's review.

               All work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the





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            Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations.

               Tenant shall perform all work in compliance with Landlord's
            "Policies, Rules and Procedures for Construction Projects", a current copy of which is attached as Exhibit N. as such policies are in effect at the time the improvements and alterations are performed.

               Tenant shall permit Landlord to inspect all work. Landlord may charge an inspection fee to reimburse its costs of inspection. Landlord's inspection of the work and review and approval of the plans shall not make Landlord liable to Tenant or to any third party for any defect or failure of such plans or work.

               Upon final completion of the improvements or alterations, Tenant shall furnish Landlord with contractor's affidavits and full and final lien waivers, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord's "Policies, Rules and Procedures for Construction Projects."

            8. Amendment of Paragraph 12D. Paragraph 12D is amended by the substitution of "two full floors" for greater than 50%" in line one.

            9. Deletion of Paragraph 15. Paragraph 15 is deleted.

            10. Deletion of Paragraph 16. Paragraph 16 is deleted.

            11. Amendment of Paragraph 18. The phrase "After HRCC vacates the Building," is deleted.

            12. Amendment of Paragraph 20. A new sentence is added at the end of the first paragraph of Paragraph 20 to read:

            All signs and symbols placed by Tenant on or about the exterior of the Leased Premises, including, without limitation, monument signs and directional signage, shall be substantially in accordance with Landlord's standards for corporate signage, examples of which are set forth on Exhibit O attached hereto.

A new sentence is added at the end of Paragraph 20 to read:

            At no cost to Landlord, Landlord will cooperate with Tenant's efforts to obtain variances from applicable ordinances in order to install additional signage. Landlord shall be reimbursed by Tenant for any out of pocket expenses incurred by Landlord in connection with Tenant's efforts to obtain such variances.

            13. Amendment to Paragraph 21. The last paragraph beginning, "Notwithstanding anything to the contrary" and ending "under this Lease" is deleted.

            14. Amendment to Paragraph 22. A new sentence is added at the end of Paragraph 22 to read:

            The property subject to Paragraph 22 includes without limitation the property set forth on Exhibit L to the Lease.

            15. Amendment of Paragraph 26. The second sentence is amended to read:






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            This Lease shall not be amended or modified except in writing by both parties.

            16. Amendment of Paragraph 27. Paragraphs A, B and C are amended to read:

            A. If intended for Landlord:

                   CarrAmerica Realty Corp.
                   5800 South Quebec Street
                   Suite 100
                   Greenwood Village, CO 80111
                   Attention: Market Office

                With a copy to:

                   CarrAmerica Realty Corp.
                   1700 Pennsylvania Avenue
                   Suite 700
                   Washington, D.C. 20036
                   Attention: Lease Administration

            B. If intended for Tenant:

                   Time Warner Communications Holdings Inc.
                   5700 South Quebec Street
                   Greenwood Village, CO 80111
                   Attention: Vice President, Finance

            C. With a copy to:

                   Time Warner Communications Holdings Inc.
                   5700 South Quebec Street
                   Greenwood Village, CO 80111
                   Attention: Legal Department

            17. Amendment of Paragraph 31.

                a.  Paragraph 31(1)(ii) is amended to read:

                    (ii) the street address of the Building if required to do so by an appropriate governmental authority.

                b. Paragraph 31(2) is amended to read:

                    (2) Tenant shall have the right, at Tenant's sole cost and expense to (a) place identification signage on the fascia of the Building; and (b) have exclusive use of the existing monument sign (except as indicated below), so long as Tenant (i) leases 75% of the Building; (ii) is not in default under the Lease;
                (iii) has obtained Landlord's consent which will not be unreasonably withheld; and (iv) acts in compliance with municipal codes and ordinances. Landlord shall have the right, at its sole cost and expense, to replace the existing monument sign, and shall have the right to be identified on the monument sign, in lettering which shall in no event be larger in size than lettering identifying Tenant. Tenant's signage must be substantially in conformance with Landlord's standards for corporate signage, examples of which are set forth on Exhibit O.

            18. Amendment of Paragraph 42. Paragraph 42 is amended to read:






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                42. Guaranty. Tenant agrees that at the time of the execution of this First Amendment to Lease, Time Warner Entertainment
                Company, L.P. shall provide a Guaranty of Office Lease and Promise to Pay and Perform to Landlord in the form provided in Exhibit G attached hereto and made a part hereof.

            19. Addition of Paragraph 45. A new Paragraph 45: is added to read:

            "45. Parking Garage. Landlord shall have the right in its sole discretion and at its sole cost and expense, to construct a parking garage on all or any portion of the site approximately as designated on Exhibit M so long as, upon commencement of construction, Landlord diligently pursues completion of the parking garage and Landlord avoids unreasonable inconvenience to Tenant by meeting the following conditions:

                (i) Landlord shall provide interim parking to Tenant at no cost to Tenant in the adjacent "Quebec Court ll" parking lot or on other nearby lots as Landlord shall reasonably determine, which could include, at Landlord's discretion, a parking location sewed by shuttle service to the Building at Landlord's sole cost and expense;

                (ii) Upon completion of construction, Tenant is permitted to use at no cost that number of spaces in the parking garage such that Tenant's total number of spaces, when totaling its parking garage spaces and any surface parking spaces remaining available to Tenant subsequent to the construction of the parking garage, shall be no fewer than 476; Landlord, however, reserving the right to designate spaces in the parking garage for Tenant's use and for use by third parties, and to change such designations in its reasonable judgment, except as set forth below. As for Tenant's spaces within the parking garage, if and when completed, Landlord agrees to designate and reserve to Tenant 25 full size spaces for executive parking on the first floor of the parking garage nearest to the east entrance to the Building in the area most convenient to the Leased Premises, which designation shall not be changed by Landlord. At Landlord's cost all of Tenant's spaces will be marked "Reserved for Time Warner" (or otherwise as Tenant may request). Landlord shall use its best efforts to congregate Tenant's spaces. Of those additional parking spaces to be made available to Tenant in the parking garage, spaces on the top floor of the garage shall be allocated proportionally between the Quebec Court l and Quebec Court ll buildings in accordance with the leasable square footage of the buildings, even if such allocation means that Tenant has a greater number of spaces on the top floor than on any other floor. All other spaces to be designated for Tenant may be on other floors of the parking garage as Landlord may reasonably determine;

                (iii) No expenses in connection with the construction of the garage shall be Building Operating Expenses;





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                (iv) The parking garage is built in conformity with all
                applicable statutes, laws and ordinances; and

                (v) Tenant's permitted use of the number of spaces assigned to it in the parking garage shall be free of charge except for Tenant's proportionate share of costs associated with the parking garage, which proportionate share will be a fraction whose numerator is the number of spaces in the garage that Landlord is required to designate for Tenant and does, and whose denominator is the total number of parking spaces in the parking garage. Such costs shall be Building Operating Costs and shall be net of any public parking fees collected by Landlord for use of the garage, if any. Use of parking spaces in addition to those permitted to Tenant under the Lease may be subject to a charge by Landlord, in its sole discretion.

            20. Amendment to Addendum No. 1. Paragraphs 1 through 8, inclusive, and 10 are deleted.

            21. Deletion of Exhibits D, H, I and J. Exhibits D, H, I and J are deleted and to preserve the continuity of the lettering are considered deliberately deleted.

            22. Amendment to Exhibit G. Exhibit G is hereby amended by the deletion thereof in its entirety and the substitution therefore of Exhibit G attached to this First Amendment.

            23. Addition of Exhibits L, M, N and O. Exhibits L, M, N and O are added to read in the forms attached to this First Amendment.

            24. Improvement Allowance. Landlord shall give Tenant an allowance for Tenant's expenses incurred in the design, permitting, demolition and construction of its leasehold improvements in the Premises up to a maximum of three hundred ninety thousand dollars ($390,000.00) (the "Basic Allowance"). In addition, Landlord shall provide an additional allowance of up to six hundred fifty thousand dollars ($650,000.00) for the same purpose, which, if and to the extent used, shall be amortized over the term of the Lease at an annual percentage rate of ten percent (10%) and which shall be payable as Rent in monthly installments by Tenant at the same time and in the same manner as Rent (the "Additional Allowance" and, together with the Basic Allowance, the "Construction Allowance"). Landlord shall pay the Construction Allowance within thirty (30) days after Tenant's presentation of (I) original receipted invoices marked "paid" in connection with all actual construction work performed by Tenant in the Premises, (ii) unconditional lien waivers from the general contractor and all subcontractors, (iii) an affidavit of the general contractor indicating that, (A) construction has been completed, (B) construction was completed in accordance with Landlord-approved plans and specifications, (C) all subcontractors, laborers and material suppliers have been paid in full, (D) a copy of the certificate of occupancy for the Leased Premises and (E) a statement by Tenant that it has accepted the Premises. Tenant shall request payment of the Construction Allowance and shall present all evidence required to obtain such payment from Landlord no later than July 1, 1998. Within 30 days after such date, Landlord and Tenant shall determine what portion of the Construction Allowance is Additional Allowance and shall execute and deliver to each other a statement setting forth the amount which shall constitute the monthly Additional Allowance repayment.





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            Tenant may use its own architects, general contractors and subcontractors subject to Landlord's reasonable approval; however, such architects, general contractors and subcontractors must comply with Landlord's reasonable rules and regulations regarding construction of the Building. All improvements and alterations undertaken in the Premises shall be performed in accordance with paragraph 10 of the Lease, as amended herein.

            25. Defined Terms. Defined terms used in this First Amendment and not defined in it have the meanings given to them in the Lease.

            26. Confirmation. Landlord and Tenant confirm the Lease as amended by this First Amendment, acknowledge that it is in full force and effect and not modified, and represent that there is no default under the Lease nor are there any circumstances which after the giving of notice or passage of time, or both, would constitute a default under the Lease.

            27. Corporate Action. Landlord and Tenant warrant that all necessary corporate actions have been duly taken to permit each party to enter into this First Amendment to Lease and that each undersigned officer has been duly authorized and instructed to execute this First Amendment to Lease.

            28. Effective Date. The effective date of this Amendment is October 1, 1997.

            Landlord and Tenant have executed this Amendment as of its date.

LANDLORD:                         CARRAMERICA REALTY, L.P., a Delaware
                                  limited partnership

                                  By: CARRAMERICA REALTY GP
                                  HOLDINGS, INC., a Delaware corporation, its
                                  General Partner



                                            By:    Philip L. Hawkins
                                               _________________________________
                                               Name: Philip L. Hawkins
                                               Title: MANAGING DIRECTOR

                                  Date of Signature: 10/17/97


TENANT:                           TIME WARNER COMMUNICATIONS
                                  HOLDINGS INC., a Delaware corporation



                                            By:     Steve McPhie
                                               _________________________________
                                               Name: Steve McPhie
                                               Title: President

                                  Date of Signature: 10/15/97



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